Exhibit 99.2

Schmitt Industries, Inc. Post-Annual Meeting Business Update

Participants:

Michael Zapata – Schmitt Industries, Inc., Chairman & Chief Executive Officer

Philip Bosco – Schmitt Industries, Inc., Chief Financial Officer & Treasurer

Jamie Schmidt – Schmitt Industries, Inc., Corporate Development

Questions and Answers:

Jamie Schmidt: We had a number of investors send us questions ahead of our annual meeting and we’ll start off by tackling those to get the ball rolling and give us time to collect questions from our live attendees. Please submit your questions via the Zoom Q&A function and we’ll try to answer as many as possible during the time allotted.

Our first question: Looking out 5-10 years, how do you envision Schmitt developing? Do you want to consolidate everything in Portland or sell off those businesses and focus solely on Ample Hills?

Michael Zapata: We view Schmitt as a holding company with a portfolio of businesses that we intend to build over time. Our success to date has come from identifying opportunities and making smart capital allocation decisions as we turn around mis-managed or under-managed businesses. SBS, Xact, and Acuity and now Ample Hills were all strong brands that were mismanaged or under-managed and represented our ideal investment target. We’re happy with our current portfolio and intend to invest in our businesses and have no intention of divesting any of our current portfolio companies at this time.

Jamie Schmidt: How do you plan to allocate capital between the different business units and what are your plans for your significant net cash balance?

Michael Zapata: Our capital budget for this year will primarily be used to support Ample Hills through the first year of its turnaround and to weather the current COVID environment. We will also make targeted investments in our Acuity and XACT businesses. We are aware of and cautious of the uncertainty of the current macro environment and will use our balance sheet to support and strengthen our existing portfolio so we are well positioned when the health of the economy returns.

Looking ahead, our cash flow will be prioritized in the following order: support existing commitments and operations, focus on high-return internal growth opportunities; and seek selective acquisitions.

Acquisition will be subject to strict return on investment criteria. Ideal targets in the future will likely feature opportunities where Schmitt’s cash-flow focused management approach and leadership can grow long-term value.

Jamie Schmidt: Two years ago you said that the company should publicly commit to a timeline to sell its non-operating real estate. At what point would you make the decision to sell these assets, and can you provide an updated valuation?

Michael Zapata: When we sold our SBS division for $10.5 million, we decided to keep the real estate and entered into an attractive 10-year lease with the buyer. The lease generates strong cash flow each year and we have a high-quality tenant.

As interest rates have declined, it makes the 10-year lease at an above-market yield more valuable. This is a positive outcome for Schmitt, and interest rates are now near historic lows. We also have new re-investment opportunities with Ample Hills, our Measurement business, and potential future M&A that we believe provide opportunities to deploy capital currently tied up in our real estate at higher rates of return.

Due to this, we are exploring strategic alternatives for our Portland real estate and expect to issue an offering memorandum for our largest property on 28th Street within the next month. Our other two buildings are on the same plot of land and would likely need to be sold together. We have not committed to a timeline or strategic pathway for these properties as of today.

For the valuation, our broker valued our real estate portfolio at $6.5 million in April 2019. We believe that valuation to be conservative given that 2 of the 3 buildings now have tenants, but we don’t want to project the ultimate value of our assets.

Jamie Schmidt: What is the status of PPP loan forgiveness?

Michael Zapata: Phil… do you want to take this one?

Philip Bosco: We are strictly adhering to the rules on how PPP funds are used and will soon apply for forgiveness based on regulatory criteria. We’ll provide an update on this matter when we are able to convert these loans into an asset as appropriate.

Jamie Schmidt: Ample Hills’ Red Hook factory poses a risk due to its fixed costs that likely won’t be covered by the volume from Ample Hills 10 retail stores. Do you have an accurate sense for the Red Hook factory’s capacity and what utilization level or volume is “break-even”? How do you intend to grow demand from where it is today to the break-even point?

Michael Zapata: The factory was certainly a source of concern as we conducted our diligence and we believe that pre-bankruptcy, the factory utilization peaked at ~40%. As noted, we plan to make better use of the asset through our own production, as well as co-packing which wasn’t a main focus under prior management. As it stands, we do have a great factory that can make great products, both on the bakery and ice cream side, and in that an opportunity to deliver value-added services to others. We won’t get into co-packing specifics but we are in talks with various partners on the co-packing side. Phil, do you want to talk more specifics about the factory?

Philip Bosco: We estimate the Red Hook factory’s nameplate capacity will be approximately 550,000 gallons after some factory improvements scheduled for February. Our best estimate today is that break-even for the factory is somewhere between 60-80% utilization.

We’ve spent the last six months doing the heavy lifting to restart the business, but as we shift our focus from re-opening to more detailed analysis and optimization, we’ll be able to sharpen our pencil and give you a more definitive answer.

As Mike noted, we’ve seen strong interest in co-packing arrangements and are highly confident that we can utilize the excess capacity by finding appropriate partners over the next 12 to 24 months.

Jamie Schmidt: How much cash do you expect Ample Hills to burn before turning a profit? What do you expect the all-in cost of acquisition to be, including funding losses?

Michael Zapata: We can’t provide a specific forecast or target due to the uncertainty surrounding COVID. We’ve spent the last six months re-opening the business: re-hiring employees, re-stocking supply lines, and serving our customers. As the business becomes operationally stable, we’ll shift our focus to analysis and optimization. We expect to be able to provide more detail later. Phil, do you want give an estimate?

Philip Bosco: With our current 10-store retail footprint, our wholesale and e-commerce business, and the potential co-packing revenue, we’d expect Ample Hills to generate between $8 and $10 million of revenue in a normalized environment. Given our understanding of the business today, we expect our purchase price of Ample Hills to deliver attractive shareholder returns for years to come as we stabilize and grow the business.

Jamie Schmidt: What is Schmitt's "contingency plan" in the event of a repeated NYC lock-down during the winter months?

Michael Zapata: Winter is already our slowest season and we are currently navigating the challenges of operating in a COVID-environment. While a potential shutdown in the winter months would be unfortunate, we are well-positioned to absorb this scenario given that our retail business is strongest in the warm-weather months. Adapting to a Covid-lockdown environment would likely mean less hours open in our non-peak season.

Jamie Schmidt: Can you lay out your roadmap for the Ample Hills expansion? Geographies you are looking to move into, store count, etc.?

Michael Zapata: We’re looking at measured expansion for the Ample Hills brand across three key channels: retail, wholesale, and e-commerce.

For retail, we are planning for focused growth with a clustered expansion strategy. The current example and focus will be California as we look to build out the ecosystem around our Long Beach location. Then, we would consider new clusters in warm weather states such as Texas and Florida that have attractive economics and business-friendly environments. Based on current projections, we expect to double our store count over the next five years. But we will adjust the pace of our build-out dependent upon the ROIs we start to see.

Jamie Schmidt: What are the four-wall economics of an Ample Hills retail location? What is the payback period on a new store and the capital needed?

Michael Zapata: Phil, want to take this?

Philip Bosco: We expect our stores to deliver approximately 10-15% EBITDA margins in a normalized environment, and we will require a projected payback period of 3 years or less under conservative assumptions for any new investments. Depending on the size and projected volume of individual stores, we generally expect build-out costs of between $300,000 and $600,000 per new location.

Jamie Schmidt: What operational changes do you expect to implement vs. prior management?

Michael Zapata: Most of the operational improvements are basic blocking-and-tackling: seeking co-packing customers to absorb factory capacity, SKU rationalization to optimize the factory production, improved inventory tracking and eventual ERP implementation, upgrading point-of-sale systems and creating a loyalty reward program, detailed store and factory PnLs, careful labor scheduling at the stores, and upgrading our e-commerce back-end and building out an effective digital marketing strategy.

Jamie Schmidt: What is the current status of Ample Hills’ relationship with Disney? Are partnerships with Disney or other brands on the horizon?

Michael Zapata: Although we had good conversations with Disney after our purchase of Ample Hills, Disney had already ended the relationship with Ample Hills in February prior to our purchase of the brand. We were aware of this and are open to partnerships that make sense from a brand and financial perspective. For now, we are focused on building the value of the Ample Hills brand based on our current footprint and name-recognition. We will consider other partnerships as they present themselves and make sense from a financial perspective, but for now focused on Ample Hills.

Jamie Schmidt: Is Ample Hills planning to expand its menu to include new beverage offerings in addition to hot chocolate like gourmet coffee and espresso drinks?

Michael Zapata: Yes, this is great. Our Amployees are always innovating. We have recently added a coffee offering to complement our hot chocolate offering. Our Ample Hills fans have asked for more ways to enjoy our products in the winter season and we believe coffee and related warm offerings can help drive some revenue in the winter season when fans typically consume less ice cream in-store.

Jamie Schmidt: You mentioned in last year's shareholder presentation that you needed to better understand the Xact and Acuity products and markets. What have you learned since then and how is it informing strategy for those two units going forward?

Michael Zapata: Great question. We believe that with some small-scale investments to refresh our product line, we will have two businesses that can generate meaningful shareholder value. Our SMS team spent much of 2020 laying a foundation for growth next year, including building our team, investing in our technology and product, and better understanding our customer needs. While it may take some additional time to adapt post-COVID, the foundation is in place and we’re ready to grow and capture market share.

Jamie Schmidt: How do you think about the potential for SMS over a 3-5 year period?

Michael Zapata: We expect to double revenue over a 5-year time horizon and achieve 25% EBITDA margins. Growing revenue from its current $4 million base, we are confident we can increase an additional $4 million in annual sales over the next 5 years and double the size of SMS’s customer base. Even though the upside is accretive, the investment required to achieve these targets is not large.

Jamie Schmidt: How much aggregate capital investment is required to achieve these targets?

Michael Zapata: We’d expect no more than $1 million in cash investment to support our SMS division’s growth with selective capital investment. We believe SMS can self-fund most of its organic growth.